UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 8, 2018

ADTALEM GLOBAL EDUCATION INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe
Chicago, IL 60661		60515
(Address of principal executive offices)		(Zip Code)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01            Entry into a Material Definitive Agreement.

On June 28, 2018, Adtalem Global Education Inc. (“Adtalem”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which Adtalem agreed to transfer ownership of its Carrington College subsidiaries (“Carrington College”) to San Joaquin Valley College, Inc. (“Purchaser”).  Subject to the terms and conditions of the Purchase Agreement, Adtalem will transfer the outstanding equity interests in U.S. Education Holdings LLC, the holding company for Carrington College, to Purchaser (such sale, the “Transaction”).  Adtalem will receive no consideration at the closing date, and Purchaser will assume full ownership of Carrington College.  The Transaction is anticipated to be completed in mid-fiscal year 2019.

The Purchase Agreement contains customary representations and warranties; pre-closing covenants related to the business operations of Carrington College; and indemnification obligations of each party.  In connection with the closing of the Transaction, Adtalem and Purchaser will enter into certain ancillary agreements, including agreements related to certain leased Carrington College real property and, if the parties determine it to be necessary, a transition services agreement.  In connection with the Transaction and to support Carrington College’s future success, Adtalem has agreed to make a capital contribution of $11.5 million to Carrington College, subject to adjustment based on an agreed working capital balance as of the closing date, and to pay certain transaction-related expenses.

Completion of the Transaction is subject to closing conditions, including (1) the absence of any law prohibiting, or any order, injunction or certain other legal impediments restraining, enjoining or otherwise prohibiting, the completion of the Transaction, (2) subject to certain materiality and other qualifications, the accuracy of the representations and warranties made by Adtalem and Purchaser, respectively and (3) the performance in all material respects by each of Adtalem and Purchaser, respectively, of its obligations under the Purchase Agreement.  Completion of the Transaction is also subject to certain regulatory and operational conditions, including: (a) the absence of any material impediments to the Department of Education (“ED”) issuing a provisional program participation agreement or temporary provisional program agreement following its review of the preacquisition review application filed by Adtalem in respect of the change of control of Carrington College, (b) approval of the Accrediting Commission for Community and Junior Colleges, Western Association of Schools and Colleges of the application for a change of institutional control filed on behalf of Carrington College within 45 days following the date of the Purchase Agreement, (c) the receipt of other federal and state educational consents with respect to the Transaction without certain conditions or restrictions on the business operations of Carrington College, (d) consents from the landlords of certain of the Carrington College campuses and (e) verification that Carrington College meets certain ED financial ratio tests as of the closing date, as well as other customary closing conditions.

The Purchase Agreement also includes customary termination provisions in favor of Adtalem, on the one hand, and Purchaser, on the other hand.  Both Adtalem and Purchaser have the right to terminate the Purchase Agreement if the closing has not occurred by December 31, 2018, subject to extension by either party of up to 90 days.

The representations, warranties and covenants in the Purchase Agreement have been made solely for the benefit of Purchaser.  In addition, such representations, warranties and covenants (1) have been made only for purposes of the Purchase Agreement, (2) have been qualified by confidential disclosures made to Purchaser in connection with the Purchase Agreement, (3) are subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (4) were made as of the date of the Purchase Agreement, the closing date or such other date as is specified in the Purchase Agreement and (5) have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts.  The Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Adtalem or Carrington College.  Investors should not rely on the representations, warranties and covenants or descriptions thereof as characterizations of the actual state of facts or condition of Adtalem or any of its subsidiaries or affiliates.  The information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement.

The foregoing description of the Purchase Agreement and the Transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item7.01             Regulation FD Disclosure

On June 29, 2018, Adtalem issued a press release announcing the signing of the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01            Financial Statements and Exhibits

2.1 Membership Interest Purchase Agreement, dated as of June 28, 2018, by and between Adtalem Global Education Inc. and San Joaquin Valley College, Inc.*

99.1 Press Release dated June 29, 2018 – Adtalem Global Education Signs Agreement to Transfer Ownership of Carrington College

* Schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Stephen W. Beard
Stephen W. Beard
Senior Vice President, General Counsel and Secretary

Date: June 29, 2018